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                           INITIAL SHARE PURCHASE AGREEMENT

	This Agreement is made as of the 22nd day of June, 2018 between Amundi Pioneer Asset Management, Inc. ("APAM"), a Delaware corporation, and Pioneer ILS Bridge Fund, a Delaware statutory trust (the "Trust").

	WHEREAS, the Trust wishes to sell to APAM, and APAM wishes to purchase from the Trust, $100,000 of common shares of beneficial interest of the Trust (10,000 shares at a purchase price of $10.00 per share (collectively, the "Shares")); and

	WHEREAS, APAM is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended;

	NOW, THEREFORE, the parties hereto agree as follows:

	1. Simultaneously with the execution of this Agreement, APAM is delivering to the Trust a check in the amount of $100,000 in full payment for the Shares.

	2. APAM agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

	Executed as of the date first set forth above.

			  AMUNDI PIONEER ASSET MANAGEMENT, INC.

                              /s/ Gregg M. Dooling
			      ---------------------
			  Name:	  Gregg M. Dooling
			  Title:  Chief Financial Officer


			  PIONEER ILS BRIDGE FUND

                             /s/ Mark E. Bradley
			     --------------------
			  Name:	 Mark E. Bradley
			  Title: Treasurer